Bateman McDuffie, Inc.
Certified Public Accountants

19 Briar Hollow Lane, Suite 263
Houston, Texas 77027
(713) 552-9800
FAX (713) 552-9700
www.batemanhouston.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in this Form 20-F of Panoshan Marketing Corp. for the year ended June 30, 2009, of our report dated January 12, 2009, on our audit of the financial statements of Panoshan Marketing Corp. as of June 30, 2008, and 2007, and for the two years then ended, and for the period from inception, April 27, 2004, through June 30, 2008. .

                        /s/Bateman McDuffie, Inc.
                         BATEMAN McDUFFIE, Inc,
Formerly known as
BATEMAN & CO., INC., P.C.

Houston, Texas
January 13, 2010

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